Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990
December 21, 2022

Ontrak, Inc.
2200 Paseo Verde Parkway, Suite 280
Henderson, NV 89052

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as counsel to Ontrak, Inc., a Delaware corporation (the "Company") in connection with the preparation of the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), representing the registration of 150,000 shares (the "Shares") of common stock, $0.0001 par value (the “Common Stock”) of the Company, under the Ontrak, Inc. 401(k) Plan (the “Plan”), which Shares are to be issued in satisfaction of the Company’s matching obligations under the 401(k) Plan and which Shares will be newly-issued shares of Common Stock.

We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.

Based upon such examination and our participation in the preparation of the Registration Statement, is it our opinion that the Shares have been duly authorized and, when issued in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

The opinion we express herein are limited to matters involving the Delaware General Corporation Law.

We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP